Exhibit 99.3

Warren Lichtenstein, Executive Chairman of Aerojet Rocketdyne, Files Lawsuit in Federal Court Against Rogue CEO Eileen Drake and Her Activist Slate of Director Candidates

Files Litigation in Response to Ms. Drake’s Ongoing Efforts to Mislead Shareholders in Clear Violation of Federal Securities Laws

Reminds Shareholders Ms. Drake Already Broke the Law by Misusing Corporate Resources for Her Personal Takeover Campaign – and a Delaware Court has Issued a Temporary Restraining Order to Prevent Her from Continuing to Utilize Those Resources for Personal Gain

Underscores Unwavering Commitment to Protecting Shareholders from Ms. Drake’s Attempt to Orchestrate a Self-Serving Board Coup at a June 21st Special Meeting

Stands by Proposal to Hold the 2022 Annual Meeting on June 27th, Provided the Trial Over Ms. Drake’s Improper Use of Corporate Resources Concludes as Anticipated in Late May

NEW YORK--(BUSINESS WIRE)--Warren Lichtenstein, who is the Executive Chairman of Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD) (“Aerojet Rocketdyne” or the “Company”) and collectively with his affiliates and the participants in his solicitation owns approximately 5.2% of the Company's outstanding shares, today announced that he and SPH Group Holdings, LLC have filed a complaint in the United States District Court for the Central District of California against Aerojet Rocketdyne Chief Executive Officer Eileen Drake and her slate of director nominees, which includes incumbents Kevin Chilton, Thomas Corcoran and Lance Lord. The complaint lays out Ms. Drake’s unprecedented intent to gain control over Aerojet Rocketdyne by unlawfully misleading shareholders in several circumstances, including in the preliminary proxy materials (“the Drake Proxy”). The full complaint can be read here.

As a reminder, Mr. Lichtenstein and his affiliates have nominated seven highly qualified director candidates, including four high-integrity incumbents, for election to the Aerojet Rocketdyne Board of Directors (the “Board”) at the 2022 Annual Meeting of Shareholders.

Mr. Lichtenstein commented:

"As I have said several times, this contest for the future of Aerojet Rocketdyne comes down to two factors: credibility and vision. It should be abundantly clear at this point that Ms. Drake, who has broken the law and repeatedly misled shareholders throughout her campaign, and now throughout her misguided and fabricated preliminary proxy materials, has neither credibility nor a vision for value creation. The facts laid out in our complaint and recent open letter to shareholders should demonstrate – beyond any doubt – that Ms. Drake’s involvement with the Company is the single biggest threat to shareholder value. Her actions since the point in which the Lockheed Martin Corporation deal began facing regulatory headwinds have placed the Company’s investors, employees and customers at tremendous risk.

It is important to stress that the Drake Proxy contains numerous materially misleading statements, including with respect to the rationale for her purported special meeting. Notably, the Drake-led activist group claims it is seeking to call a special meeting on June 21st because the Board is deadlocked, and that I am preventing this year’s Annual Meeting from being held in a timely manner. This contention is completely false as it ignores that I have made multiple proposals to hold the Annual Meeting on a reasonable near-term timeline that allows shareholders to have all material information prior to voting. The fact is Ms. Drake and her boardroom allies have rejected all of our proposals and not responded to a recent offer to hold the Annual Meeting on June 27th, provided the trial over her improper use of corporate resources concludes as anticipated in late May. The Drake-led activist group now seems intent on trying to convene a rushed special meeting prior to shareholders obtaining all the facts pertaining to her unlawful activity and violation of the temporary restraining order put in place by the Delaware Court of Chancery in February.

I want all shareholders to know that Ms. Drake’s desperate plan to avoid the Annual Meeting is an unprecedented, deceitful gimmick. The ‘all or nothing’ vote that Ms. Drake has proposed in her proxy for removing and electing directors at a special meeting is not only undemocratic, but is also at odds with the Company’s own bylaws and SEC proxy rules.

Given that Ms. Drake has already been disseminating her proxy materials to shareholders, when filed in definitive form, our lawsuit contends that the Drake Proxy will commence an unlawful solicitation in violation of federal securities laws and SEC regulations.

We look forward to continuing to protect shareholders in the weeks ahead by encouraging the right to a fair election at the Annual Meeting. In due course, we will share more details regarding the ongoing litigations and our strategy for achieving enhanced value for all of the Company’s shareholders and stakeholders.”

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Certain Information Concerning the Participants

Warren Lichtenstein and SPH Group Holdings LLC, a Delaware limited liability company (“SPHG Holdings”), who together with the other participants named herein (collectively, the “Steel Partners Group”), intend to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2022 annual meeting of stockholders of Aerojet Rocketdyne Holdings, Inc., a Delaware corporation (the “Company”). This communication is being sent in the individual capacities of the members of the Steel Partners Group, and not by or on behalf of the Company. No Company resources were used in connection with these materials.

THE STEEL PARTNERS GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be SPHG Holdings, Steel Partners Holdings L.P., a Delaware limited partnership (“Steel Holdings”), SPH Group LLC, a Delaware limited liability company (“SPHG”), Steel Partners Holdings GP Inc., a Delaware corporation (“Steel Holdings GP”), WebFinancial Holding Corporation, a Delaware corporation (“WebFinancial”), Steel Excel, Inc., a Delaware corporation (“Steel Excel”), Steel Partners, Ltd., a Delaware corporation (“SPL”), Warren G. Lichtenstein, James R. Henderson, Joanne M. Maguire, Audrey A. McNiff, Aimee J. Nelson, Martin Turchin and Heidi R. Wood.

As of the date hereof, SPHG Holdings directly owned 1,497 shares of Common Stock, $0.10 par value, of the Company (the “Shares”), WebFinancial directly owned 3,482,572 Shares and Steel Excel directly owned 465,427 Shares. Steel Holdings owns 99% of the membership interests of SPHG. SPHG is the sole member of SPHG Holdings. Steel Holdings GP is the general partner of Steel Holdings, the managing member of SPHG and the manager of SPHG Holdings. Accordingly, each of Steel Holdings and Steel Holdings GP may be deemed to beneficially own the Shares directly owned by SPHG Holdings. SPHG owns 100% of the outstanding shares of common stock of WebFinancial. Accordingly, Steel Holdings, SPHG and Steel Holdings GP may be deemed to beneficially own the Shares directly owned by WebFinancial. SPHG Holdings owns 100% of the outstanding shares of common stock of Steel Excel. Accordingly, each of Steel Holdings, SPHG, SPHG Holdings and Steel Holdings GP may be deemed to beneficially own the Shares directly owned by Steel Excel. As of the date hereof, SPL directly owned 60,546 Shares. Mr. Lichtenstein is the Chief Executive Officer of SPL. Accordingly, Mr. Lichtenstein may be deemed to beneficially own the Shares directly owned by SPL. As of the date hereof, Warren G. Lichtenstein directly owned 207,953 Shares. An additional 526,695 Shares are held by a “rabbi trust,” the receipt of which has been deferred by Mr. Lichtenstein pursuant to the Company’s Deferred Compensation Plan for Nonemployee Directors. Such 526,695 Shares are not deemed to be beneficially owned by Mr. Lichtenstein. As of the date hereof, James R. Henderson directly owned 48,107 Shares. An additional 83,986 Shares are held by a “rabbi trust,” the receipt of which has been deferred by Mr. Henderson pursuant to the Company’s Deferred Compensation Plan for Nonemployee Directors. Such 83,986 Shares are not deemed to be beneficially owned by Mr. Henderson. As of the date hereof, Audrey A. McNiff directly owned 4,787 Shares. An additional 3,988 Shares are held by a “rabbi trust,” the receipt of which has been deferred by Ms. McNiff pursuant to the Company’s Deferred Compensation Plan for Nonemployee Directors. Such 3,988 Shares are not deemed to be beneficially owned by Ms. McNiff. As of the date hereof, Martin Turchin directly owned 108,066 Shares. Additionally, Mr. Turchin beneficially owned indirectly an aggregate of 12,500 Shares held in several trusts of which he is a trustee. An additional 5,886 Shares are held by a “rabbi trust,” the receipt of which has been deferred by Mr. Turchin pursuant to the Company’s Deferred Compensation Plan for Nonemployee Directors. Such 5,886 Shares are not deemed to be beneficially owned by Mr. Turchin. As of the date hereof, Joanne M. Maguire, Aimee J. Nelson and Heidi R. Wood did not beneficially own any securities of the Company.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Steel Partners Holdings L.P.’s (“SPLP”) current expectations and projections about its future results, performance, prospects and opportunities. SPLP identifies these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate," "will" and similar expressions. These forward-looking statements are based on information currently available to SPLP and are subject to risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, the adverse effects of the COVID-19 pandemic to SPLP’s business, results of operations, financial condition and cash flows; material weaknesses in SPLP’s internal control over financial reporting; fluctuations in crude oil and other commodity prices; substantial cash funding requirements that may be required in the future as a result of certain of SPLP’s subsidiaries’ sponsorship of defined benefit pension plans; significant costs, including remediation costs, as a result of complying with environmental laws or failing to comply with other extensive regulations, including banking regulations; the impact of climate change legislation or regulations restricting emissions of greenhouse gases on costs and demand for SPLP’s services; impacts to SPLP’s liquidity or financial condition as a result of legislative and regulatory actions; SPLP’s ability to maintain sufficient cash flows from operations or through financings to meet its obligations under its senior credit facility; risks associated with SPLP’s business strategy of acquisitions; losses sustained in SPLP’s investment portfolio; the impact of interest rates on SPLP’s investments, such as increased interest rates or the use of a SOFR based interest rate in SPLP’s credit facilities; reliance on the intellectual property owned by others and SPLP’s ability to protect its own intellectual property and licenses; risks associated with conducting operations outside of the United States, including changes in trade policies and the costs or limitations of acquiring materials and products used in SPLP’s operations; risks of litigation; impacts to SPLP’s WebBank business as a result of the highly regulated environment in which it operates, as well as the risk of litigation regarding the processing of PPP loans and the risk that the SBA may not fund some or all PPP loan guaranties; potentially disruptive impacts from economic downturns in various sectors; loss of customers by SPLP’s subsidiaries as a result of not maintaining long-term contracts with customers; risks related to SPLP’s key members of management and the senior leadership team; SPLP’s agreement to indemnify its manager pursuant to its management agreement, which may incentivize the manager to take unnecessary risks; risks related to SPLP’s common and preferred units, including potential price reductions for current unitholders if additional common or preferred units are issued, as well as the lack of an active market for SPLP’s units as a result of transfer restrictions contained in SPLP’s partnership agreement; the ability of SPLP’s subsidiaries to fully use their tax benefits; impacts as a result of changes in tax rates, laws or regulations, including U.S. government tax reform; labor disruptions as a result of vaccine mandated by the United States federal government. These statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of SPLP's filings with the SEC, including SPLP's Form 10-K for the year ended December 31, 2021, for information regarding risk factors that could affect SPLP's results. Any forward-looking statement made in this press release speaks only as of the date hereof. Except as otherwise required by law, SPLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

Contacts

Longacre Square Partners

Greg Marose / Joe Germani

gmarose@longacresquare.com / jgermani@longacresquare.com

Okapi Partners

Mark Harnett, 646-556-9350

mharnett@okapipartners.com

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